Exhibit 99.1

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

Media Contacts:	Investor Contacts:
Shanta Mauney	Frank R. Pierce
smauney@wardcc.com	investorrelations@aeti.com
713-869-0707	713-644-8182

FOR RELEASE – November 11, 2010 – 7:00am(EST)

American Electric Technologies Reports 3rd Quarter 2010 Results

HOUSTON November 11, 2010 - American Electric Technologies, Inc. (NASDAQ: AETI, the “Company”), the premium supplier of custom-designed power delivery solutions for the traditional and renewable energy industries, today announced the following results for the fiscal third quarter and nine months ended September 30, 2010.

Total sales for the three months ended September 30, 2010, were $10.5 million, an increase of 26% from the June 30, 2010 quarter. The Company reported a net loss for the third quarter of $340,106 ($.04 per basic and diluted share), an improvement from the second quarter’s net loss of $1.1 million.

Compared with the same period in 2009, revenue for the period was down 12.5% and the company reported net income of $170,291 as compared to the net loss of $340,106 reported in this most recent quarter.

“The Company saw a moderate rebound in our traditional businesses in the third quarter” stated Charles Dauber, AETI’s President and Chief Executive Officer. “We saw increases in our technical products business and in our technical services business, and we began seeing revenues increase from our renewable energy efforts as well”.

Sequential results highlighted

The Company’s Technical Products & Services segment saw revenue increase to $5.7 million, an increase of 60% from the previous quarter.

This revenue increase was driven by a more than 57% increase in the technical products business from our drilling and industrial markets, a 17% increase in the traditional technical services business, as well as by the previously announced $500,000 in renewable services business.

Backlog for the Technical Products segment was $6.2 million, essentially flat from the $6.0 million coming into the third quarter.

The Technical Products & Services segment gross profit (loss) improved by $655,679 to a loss of $66,400, compared with a loss of $722,079 in the prior quarter. This improvement in gross profit was driven by the increased revenue described above and also includes research and development costs in the quarter related to the Company’s new solar inverter product of approximately $250,000.

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

The E&I construction group showed strong revenue growth in the core industrial construction business, which was up by 38% ($641,000) for the quarter, while the data center and marine construction groups were down by 62%, resulting in the segment being down by 5.6% for the quarter. Approximately $300,000 of the E&I construction group’s revenue are from the previously announced 145kw rooftop solar project for the Houston Advanced Research Council with solar developer partner, Ignite Solar. Although gross profit was up for the traditional marine and industrial construction groups, overall gross profit for the E&I segment was reduced due to losses in the data center business.

Backlog for the E&I segment was $6.0 million, down from $6.9 million at the end of the second quarter.

The American Access Technologies segment reported sales of $2.0 million and gross profits of $523,709 in the third quarter of 2010 up from sales of $1.7 million and gross profit of $402,246 in the second quarter. The gross profit percentage improvement stemmed from increased sales and an improved manufacturing cost structure. The Company expects flat revenue and profitability from this segment for the remainder of the year.

Gross profit increases in the Technical Products, Technical Services, E&I Construction (except the data center group) and AAT segments resulted in an increased gross profit margin for the Company to 6% for the quarter.

“We are encouraged by a slight increase in the ‘quality’ of the opportunities we are seeing compared with earlier in the year,” stated Dauber. “In addition, we are seeing the cost reduction activities initiated in the second quarter begin to show results in the third quarter, with a SG&A reduction of 12% versus the prior quarter.”

Also in the quarter, the Company formally launched the solar industry’s first “Integrated Solar Inversion Station” called ISIS™, at the InterSolar 2010 conference in San Francisco in July. ISIS™ is the industry’s first integrated 1MW utility-grade solar power inverter system designed to provide greater and more reliable operating power for solar farms in the harshest environments. The Company is pursuing multiple utility-scale projects in North America and expects to begin product shipments in the early part of 2011.

In the quarter, the Company announced the signing of a Memorandum of Understanding (MOU) for a new Chinese joint venture with Wiscom Systems, Ltd of Nanjing, China. The proposed joint venture will focus on leveraging AETI’s utility-scale solar inverter and wind converter technologies to create power conversion products specifically for the Chinese renewable energy market. Based in Nanjing, the joint venture will manufacture, market and sell the products to Chinese utilities expanding their renewable generating capacity.

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During the quarter ended September 30, 2010, the Company recorded equity income from joint venture investments of $0.5 million. The Company anticipates an increase in Chinese drilling projects which is expected to improve equity income in the remaining part of 2010.

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The Company’s Brazilian joint venture, AETI Alliance Group Brazil (AAG), exhibited at the Rio Oil & Gas Show in September a drilling rig Variable Frequency Drive manufactured at our AAG manufacturing plant in Macae, Brazil. AAG also has booked orders with customers including Noble, Etesco, Dolphing, and Pride.

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

•	The Company’s cash position as of September 30, 2010 was $1.5 million and long-term debt position of $3.3 million as of September 30, 2010, which is essentially unchanged from the prior quarter.

Detailed information on the financial results for the quarter and nine months ended September 30, 2010 is included in the Company’s Quarterly Report on Form 10-Q which will be filed with the Securities and Exchange Commission on or before November 15, 2010.

Conference Call

AETI will conduct a conference call at 3:00pm CST on November 11, 2010, to discuss the results with analysts, investors and other interested parties. Individuals wishing to participate in the conference call should dial 1-888-732-6202, confirmation code 217150, in the United States or 1-719-457-1017, confirmation code 217150, from outside the United States.

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American Electric Technologies, Inc. (NASDAQ:AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and renewable energy industries. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I Construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in three joint ventures, which have facilities located in Xian, China, Singapore and Jakarta, Indonesia and Macae, Brazil. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning our anticipated future revenues, profits, plans and objectives. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues, profits, plans and objectives will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 26, 2010. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.